Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER 2024 RESULTS

Company’s second quarter comparable store sales, adjusted for Easter shift, increased 1.7 percent

Sunbury, PA (August 6, 2024) – Weis Markets, Inc. (NYSE: WMK) today reported its financial results for the 13-week second quarter and 26-week year-to-date period ended June 29, 2024.

“Our second quarter 2024 results, which were negatively impacted by the Easter holiday shift, are in line with our expectations despite an extremely challenging market environment marked by continuing customer caution,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “During the quarter, we increased our price investments by lowering the prices on 600 high-demand dairy items as part of the expansion of our Low, Low, Price program which offers strong, everyday savings and values on more than 10,000 products.”

Mr. Weis added, “We also continue to invest in our Weis Rewards loyalty marketing program which now offers an increased array of fuel and retail product savings to our customers. We are grateful to our associates for their hard work and commitment to an enhanced customer experience, improved operational efficiencies, and cost management discipline.”

Second Quarter 2024 Results

Net sales totaled $1.18 billion for the 13-week second quarter ended June 29, 2024, compared to $1.18 billion for the 13-week second quarter ended July 1, 2023, up 0.2 percent. The Company estimates that its net sales were negatively impacted by $14.0 million or 1.2% because of the Easter holiday occurring in the first quarter in 2024 compared to the second quarter in 2023. Second quarter comparable store sales increased 0.5 percent on an individual year-over-year basis and increased 4.0 percent on a two-year stacked basis.

The Company’s second quarter net income totaled $26.26 million compared to $34.27 million in 2023, down 23.4 percent. Second quarter earnings per share totaled $0.98 compared to $1.27 per share in 2023.

Year-To-Date 2024 Results

Net sales totaled $2.36 billion for the 26-week year-to-date period ended June 29, 2024, compared to $2.32 billion for the same period in 2023, up 1.6 percent. Year-to-date comparable store sales increased 1.8 percent on an individual year-over-year basis and increased 5.1 percent on a two-year stacked basis.

The Company’s year-to-date net income totaled $49.42 million compared to $60.08 million in 2023, down 17.7 percent. Year-to-date earnings per share totaled $1.84 compared to $2.23 per share for the same period in 2023.

Quarterly Cash Dividend

The Weis Markets, Inc. Board of Directors declared on July 18, 2024, a quarterly cash dividend of $0.34 per share to shareholders of record as of July 29, 2024, payable on August 12, 2024.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 196 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: competitive and reputational risks; financial, investment and infrastructure risks; information security, cybersecurity and data privacy risks; supply chain and third-party risks; risks created by pandemics (such as the COVID-19 outbreak and the related responses of governments, consumers, customers, suppliers and employees); and legal, regulatory and other external risks. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis based on information currently available to us and speak only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because management believes this metric is useful to investors and analysts. It is not recommended that the two-year-stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2024
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	Increase
	June 29, 2024	July 1, 2023	(Decrease)
Net sales	$1,181,456,000	$1,178,695,000	0.2%

Income from operations	32,489,000	45,623,000	(28.8)%

Income before provision for income taxes	$36,144,000	$47,216,000	(23.4)%
Provision for income taxes	9,885,000	12,951,000	(23.7)%
Net income	$26,259,000	$34,265,000	(23.4)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$0.98	$1.27	$(0.29)

	26 Weeks Ended	26 Weeks Ended	Increase
	June 29, 2024	July 1, 2023	(Decrease)
Net sales	$2,360,370,000	$2,323,669,000	1.6%

Income from operations	59,852,000	78,241,000	(23.5)%

Income before provision for income taxes	$67,657,000	$82,374,000	(17.9)%
Provision for income taxes	18,233,000	22,295,000	(18.2)%
Net income	$49,424,000	$60,079,000	(17.7)%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.84	$2.23	$(0.39)

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Second Quarter — 2024

(Unaudited)

	Percentage Change
	13 Weeks Ended
	2024 vs. 2023	2023 vs. 2022
Comparable store sales (individual year)	0.5%	3.5%
Comparable store sales (two-year stacked)	4.0
Comparable store sales, excluding fuel (individual year)	0.3	4.8%
Comparable store sales, excluding fuel (two-year stacked)	5.1
Comparable store sales, adjusted for Easter shift (individual year)	1.7%

	Percentage Change
	26 Weeks Ended
	2024 vs. 2023	2023 vs. 2022
Comparable store sales (individual year)	1.8%	3.3%
Comparable store sales (two-year stacked)	5.1
Comparable store sales, excluding fuel (individual year)	1.8	4.2%
Comparable store sales, excluding fuel (two-year stacked)	6.0%